Exhibit 10.5

BP MIDSTREAM PARTNERS LP

2017 LONG TERM INCENTIVE PLAN

FORM OF PHANTOM UNIT AGREEMENT

(Non-Employee Director)

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between BP Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), and                              (the “Grantee”). This Agreement is effective as of the          day of                         ,          (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, BP Midstream Partners LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the BP Midstream Partners LP 2017 Long Term Incentive Plan (the “Plan”) to provide additional incentive compensation to certain individuals providing services to the Partnership, and to align the economic interests of such individuals with the interests of unitholders; and

WHEREAS, the Committee has authorized the grant of Phantom Units to members of the Board who are not Employees or Consultants (other than in that individual’s capacity as a Director) (“Non-Employee Directors”).

NOW, THEREFORE, in consideration of the Grantee’s agreement to provide or to continue providing services to the General Partner, the Grantee and the General Partner agree as follows:

1. Grant of Phantom Units. The General Partner hereby grants to the Grantee                     Phantom Units, subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 4, whereby each Phantom Unit, if earned, represents the right to receive one Unit of the Partnership (each, a “Phantom Unit”).

2. Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Grantee (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Grantee, (b) the amount deliverable to the Grantee at settlement on account of Phantom Units that have vested and (c) the amount of any distribution equivalent rights credited to the Grantee in accordance with Section 5 hereof. The Grantee shall not have any interest in any fund or specific assets of the Partnership by reason of the award granted under this Agreement or the Phantom Unit Account established for the Grantee.

3. Rights of Grantee. No Units shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Grantee shall have no voting rights with respect to the Phantom Units.

4. Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by the Grantee and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Grantee. Subject to the terms and conditions of this Agreement, the Phantom Units shall vest as follows:

Vesting Date	Cumulative Vested Percentage
—	—

provided, however, that the Phantom Units shall vest in accordance with the foregoing provision only if the Grantee has continuously provided services to the General Partner from the Date of Grant until the date of vesting of the Phantom Units.

5. Distribution Equivalent Rights. The General Partner hereby grants to the Grantee rights to dividend equivalents with respect to the Phantom Units granted pursuant to this Agreement (“DERs”). The DERs awarded to the Grantee under this Section 5 shall entitle the Grantee to the payment, with respect to each Unit that is subject to a Phantom Unit granted pursuant to this Agreement that has not been cancelled or forfeited, of an amount in cash or Units equal to the amount of any cash dividend or Unit distribution paid by the General Partner with respect to one Unit while such Phantom Unit remains outstanding. Such amount shall be subject to the same vesting schedule as the Phantom Unit to which it relates and shall be paid to the Grantee in such form as the original cash dividend or Unit distribution on the date that the Phantom Unit to which it relates is settled in accordance with Section 7 hereof. No interest shall be payable or otherwise owed with respect to such DERs for the period of time beginning on the date a distribution is paid to the Partnership’s unitholders and ending on the date the DERs are paid to the Grantee pursuant to this Agreement. Any DERs which relate to a Phantom Unit that do not become vested shall be forfeited at the same time the related Phantom Unit is forfeited.

6. Separation from Service. Except as provided in Sections 6(a), (b), and (c) below, in the event the Grantee’s service relationship with the General Partner is terminated prior to the Vesting Date, then all of the Grantee’s Phantom Units that are unvested as of the date the Grantee’s service with the General Partner terminates (and any associated DERs) will remain unvested, will become null and void and will be forfeited as of the date of such termination.

(a) Involuntary Termination. If the Grantee’s service relationship with the General Partner is terminated due to an Involuntary Termination then the Phantom Units granted pursuant to this Agreement (and any associated DERs) will immediately become vested and nonforfeitable as of the date of such termination. As used herein, “Involuntary Termination” means a termination of the Grantee’s service as a Non-Employee Director on the Board that occurs either by (i) the General Partner’s failure to re-nominate the Grantee as a Non-Employee Director on the Board for any new term or (ii) a failure to secure unitholder approval of the Grantee’s service as a Non-Employee Director on the Board for any new term, and provided that either of such failures to nominate or elect the Non-Employee Director to the Board is for a reason other than Cause, as determined solely in the discretion of the Committee. As used herein, “Cause” means the Committee’s determination of misconduct by the Grantee that is or may be materially injurious to the General Partner, the Partnership or any of their respective Affiliates (the “Partnership Entities”) or that results in the Grantee’s inability to substantially perform his or her duties for the General Partner.

(b) Termination for Good Reason. If the Grantee’s service relationship with the General Partner is terminated by the Grantee for Good Reason then the Phantom Units granted pursuant to this Agreement (and any associated DERs) will immediately become vested and nonforfeitable as of the date of such termination. As used herein, “Good Reason” means a termination of the Grantee’s service as a Non-Employee Director due to the material diminution in the compensation arrangements provided to the Grantee by the General Partner, as determined solely by the Committee; provided, however, that such a reduction in compensation due to a change in position on the Board or a change in position on or participation in a committee thereof shall not constitute such a qualifying material diminution. Notwithstanding the foregoing, the Grantee will not be deemed to have “Good Reason” to terminate his or her service hereunder unless the Grantee terminates service as a Non-Employee Director within thirty (30) days of the General Partner providing notice to the Grantee or other announcement regarding the diminution in the compensation arrangements provided to the Grantee. If the Grantee does not so terminate, any claim of such circumstances of “Good Reason” shall be deemed irrevocably waived by the Grantee.

(c) Death and Disability. If the Grantee’s service relationship with the General Partner is terminated due to death or Disability prior to the Vesting Date, then the Phantom Units granted pursuant to this Agreement (and any associated DERs) will immediately become vested and nonforfeitable as of the date of such termination. As used herein, “Disability” means the Grantee’s inability to substantially perform the Grantee’s duties to the General Partner by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death.

7. Settlement Date; Manner of Settlement. No later than 60 days following the vesting of the Phantom Units pursuant to Section 4 or 6, the Phantom Units that vest shall be settled through the delivery of Units to the Grantee. Notwithstanding the foregoing, any Phantom Units that vest pursuant to Section 6(c) shall be settled through the delivery of Units to the Grantee (or, if applicable, the Grantee’s estate) on the earlier to occur of (a) the Vesting Date or (b) March 15 of the year following the year in which the Grantee’s service relationship with the General Partner was terminated due to death or Disability. No fractional Units will be issued or acquired pursuant to this Agreement. If the application of any provision of this Agreement would yield a fractional Unit, such fractional Unit will be rounded up to the next whole Unit. The Grantee agrees that any vested Units that the Grantee acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Grantee also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Grantee make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

8. Limitations on Transfer. The Grantee agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units (or any associated DERs) or other rights hereby acquired, if any, prior to the date the Phantom Units are vested and settled. Any attempted disposition of the Phantom Units (or any associated DERs) in violation of the preceding sentence shall be null and void and such Phantom Units (and any associated DERs) and other rights that the Grantee attempted to dispose of shall be forfeited.

9. Adjustment. The number of Phantom Units granted to the Grantee pursuant to this Agreement shall be adjusted to reflect changes in the capital structure of the Partnership, or for other reasons, in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

10. Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded, or any other provision of the Plan.

11. Copy of Plan. By the execution of this Agreement, the Grantee acknowledges receipt of a copy of the Plan.

12. Notices. Except as otherwise provided in Section 13(q), whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Grantee may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Grantee agree that any notices shall be given to the General Partner or to the Grantee at the following addresses:

General Partner:	BP Midstream Partners GP LLC
Attn: General Counsel 501 Westlake Park Boulevard Houston, Texas 77079

Grantee:	At the Grantee’s current address as shown in the General Partner’s records.

13. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Grantee and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Grantee the right to be retained in the service of the General Partner. Furthermore, the General Partner may at any time terminate the service relationship with the Grantee free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement to which the General Partner is a party.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Grantee, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7 of the Plan) materially reduces the rights or benefits of the Grantee with respect to the Phantom Units without his or her consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Grantee.

(f) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units (and any associated DERs) granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. Neither the General Partner nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h) No Guarantee of Interests. None of the Board, the Committee or any Partnership Entity guarantees the Units from loss or depreciation.

(i) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(k) Tax Consultation. None of the Board, the Committee or the Partnership Entities has made any warranty or representation to the Grantee with respect to the income tax consequences of the grant or vesting of the Phantom Units or the transactions contemplated by this Agreement, and the Grantee represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Grantee represents that he has consulted with any tax consultants that the Grantee deems advisable in connection with the Phantom Units. The Grantee further agrees to indemnify and hold each of the Partnership Entities harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any actions or inactions of the Grantee with respect to the tax consequences of the Phantom Units.

(l) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable for any reason under applicable law, then such provision shall be deemed modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein and the rights and obligations of the parties shall be construed and enforced accordingly.

(m) Headings. The titles and headings of Sections and Subsections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(n) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(o) Malus and Clawback. The Grantee acknowledges that the Phantom Units granted (and any associated DERs) and the Units and cash, if any, issued hereunder are subject to Malus and Clawback as provided in Sections 8(q), (r) and (s) of the Plan.

(p) Joining a Competitor Organization. The Grantee acknowledges that the Phantom Units granted (and any associated DERs) and the Units and cash, if any, issued hereunder are subject to the limitations set forth in Section 8(t) of the Plan.

(q) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Grantee has access. The Grantee hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page to Follow]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his or her hand as to the date and year first above written.

BP MIDSTREAM PARTNERS GP, LLC

By:
Name:
Title:

[GRANTEE NAME]

Grantee

SIGNATURE PAGE

TO

PHANTOM UNIT AGREEMENT